Exhibit 10.1

NOTICE: You have up to twenty-one (21) days to consider this Agreement before deciding whether to sign it. In connection with your consideration of this Agreement, Adient US LLC hereby advises you to consult with an attorney prior to signing this Agreement.

SEPARATION AND RELEASE OF CLAIMS AGREEMENT

This Separation and Release of Claims Agreement (“Agreement”) is entered into between ADIENT US LLC (“Adient”) and BRYON S. FOSTER (“Employee”). Employee enters into this Agreement on behalf of himself, his spouse, heirs, successors, assigns, executors, and representatives of any kind, if any.

WHEREAS, Adient and Employee entered into a Key Executive Severance and Change of Control Agreement effective January 17, 2017 (“Severance Agreement”), which provides for various severance benefits in the event Employee’s employment with Adient is terminated under certain circumstances;

WHEREAS, Employee’s employment with Adient terminated on March 1, 2019;

WHEREAS, pursuant to Section 2.03 of the Severance Agreement, Employee’s receipt of such severance benefits is subject to various conditions, including Employee executing and not revoking a release of claims agreement in a form acceptable to Adient;

NOW, THEREFORE, in consideration of the mutual covenants of the parties, it is agreed as follows:

1.Separation Date. Employee’s employment with Adient terminated on March 1, 2019 (“Separation Date”).

2.Salary and Benefits Replacement Payments. In accordance with Section 2.02 of the Severance Agreement, Adient will provide Employee with the following payments:

a.	In accordance with Section 2.02(a) of the Severance Agreement, a payment of $1,200,000.00, less applicable taxes and withholdings.

b.	In accordance with Section 2.02(c) of the Severance Agreement, a payment of $309,726.60, less applicable taxes and withholdings.

The payments in 2(a) and 2(b) above shall be paid to Employee in a single lump sum payment within ninety (90) days of the Separation Date in accordance with Section 2.04 of the Severance Agreement.

3.Bonus. To the extent a bonus is paid under Adient’s Annual Incentive Performance Plan for the performance period ending September 30, 2019, Employee will be eligible to receive an award in accordance with Section 2.02(b) of the Severance Agreement.

Exhibit 10.1

4.Equity. Employee’s equity awards shall be treated in accordance with Section 2.02(d) of the Severance Agreement; provided however, the third tranche of Employee’s founder’s grant award of restricted stock units shall vest as scheduled on October 31, 2019.

5.Eligibility for Severance Benefits. Employee’s entitlement to the payments and benefits set forth in paragraphs 2, 3 and 4 above is conditioned upon (i) Employee executing and not revoking this Agreement, and (ii) Employee complying with all the terms and conditions of this Agreement and the Severance Agreement.

6.Severance Agreement. The Severance Agreement remains in effect and Employee shall continue to comply with the provisions of such agreement, including but not limited to Section 2.03 and the restrictive covenants set forth in Article III regarding confidential information, trade secrets, non-competition, non-solicitation and non-disparagement. Furthermore, in accordance with Section 2.03 of the Severance Agreement, the last sentence of Section 3.03 of the Severance Agreement is hereby modified as follows:

For the avoidance of doubt, and without limitation, the following entities, among others, compete with the Company Group: Magna International Inc., Lear Corporation, Faurecia S.A., Toyota Boshoku Corp., DYMOS, Brose Fahrzeugteile GmbH & Co., Woodbridge Foam Corp., Tachi-S Co., Ltd., SAIC Motor Corporation Limited and FAW Group Corporation.

This Agreement does not waive or limit the rights of Adient under the Severance Agreement. Employee is not entitled to any payments, benefits or other entitlements under the Severance Agreement except as set forth in paragraphs 2, 3 and 4 above.

7.General Release of Claims. In consideration of receiving the severance benefits set forth in paragraphs 2, 3, and 4 above, Employee hereby releases and forever discharges the Released Parties (defined below) from any and all claims, contracts, judgments and expenses (including attorneys’ fees and costs of any kind), whether known or unknown, which Employee has or may have against the Released Parties, or any of them, arising out of or based on any transaction, occurrence, matter, event, cause or thing whatsoever which has occurred prior to or on the date Employee executes this Agreement. “Released Parties” includes Adient and all Affiliated Entities (defined below), their predecessors and successors (including, but not limited to, Johnson Controls International plc, Johnson Controls, Inc. and all of their affiliated entities), and all of Adient’s and the other foregoing entities’ past, present and future officers, directors, agents, employees, shareholders, members, managers, partners, joint ventures, attorneys, executors, employee benefit plans, insurers, assigns and other representatives of any kind. This release includes, but is not limited to: (i) claims arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Civil Rights Act of 1991, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Occupational Safety and Health Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, state family and/or medical leave laws, state fair employment laws, state and federal wage and hour laws, wage payment laws, tax laws, any amendments to the foregoing laws, and/or any other law (including without limitation federal, state, local or foreign law, statute, common law, code, ordinance, rule or regulation); (ii) claims based on breach of contract (express or implied), tort, personal injury, misrepresentation, discrimination, failure to accommodate, retaliation, harassment, defamation, invasion of privacy or wrongful discharge; (iii) claims for bonuses, payments or benefits

Exhibit 10.1

under any of Adient’s or any Affiliated Entity’s bonus, severance or incentive plans or fringe benefit programs or policies; (iv) any other claims arising out of or connected with Employee’s employment with or separation of employment from Adient or any Affiliated Entity; (v) claims arising under the Severance Agreement; and (vi) claims arising out of Employee’s removal as an officer or director from any Affiliated Entity. This release does not include a waiver of any claim that cannot legally be waived. Nothing in this Agreement (x) waives a claim for benefits vested as of the Separation Date under a retirement plan of Adient or any Affiliated Entity or (y) waives Employee’s right to receive a whistleblower award from the U.S. Securities and Exchange Commission (“SEC”) under Section 21F of the Securities Exchange Act of 1934, as amended. “Affiliated Entities” means Adient plc and all entities related to or affiliated with either Adient or Adient plc, including but not limited to parent, sister or subsidiary entities (of any tier) and joint ventures (individually each an “Affiliated Entity”).

8.Non-Admission of Liability. Neither Adient’s signing of this Agreement nor any actions taken by Adient toward compliance with the terms of this Agreement constitute an admission by Adient that it has acted improperly or unlawfully in connection with Employee or that it has violated any law.

9.Challenge to Validity; Cooperation with Government Agencies.  Nothing in this Agreement: (i) limits Employee’s right to challenge the validity of this Agreement under the ADEA; (ii) interferes with Employee’s right or responsibility to give testimony under oath or to make statements or otherwise provide information to a government agency or commission; (iii) prohibits Employee from filing a charge or complaint with, making a report to, participating in any investigation or proceeding conducted by, or otherwise cooperating with the U.S. Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), the SEC or any other government agency or commission; or (iv) prohibits Employee from making other disclosures that are protected under the whistleblower provisions of any law.  However, by executing this Agreement, Employee is waiving and completely disclaiming any right to a remedy or to recover any benefits or monetary awards in connection with any action (whether brought by Employee, the EEOC, the NLRB, the OSHA, any other government agency or commission, or any other person or entity) arising out of or based on any transaction, occurrence, matter, event, cause or thing whatsoever which has occurred prior to or on the date Employee executes this Agreement, except that Employee is expressly permitted to accept a whistleblower award from the SEC pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.

10.Representations. Employee agrees, represents, and certifies that: (i) Employee has been advised in writing by Adient to consult with an attorney prior to executing this Agreement; (ii) Employee has been advised in writing by Adient that Employee had at least twenty-one (21) days within which to consider this Agreement; (iii) Employee has returned to Adient all items of personal property that are the property of Adient; (iv) Employee has returned to Adient all records, files, manuals, reports, notes or any other documents or materials, whether in written, electronic or other form, and whether prepared by Employee or others (including any copies of the same), which contain confidential, proprietary or other information regarding Adient, any Affiliated Entity or the businesses of Adient or any Affiliated Entity; and (v) Employee has been paid all compensation and received all benefits due to Employee as a result of Employee’s employment with Adient or any Affiliated Entity.

Exhibit 10.1

11.Cooperation. Employee shall provide information and assistance to Adient or any Affiliated Entity, as reasonably requested by Adient or any Affiliated Entity, with respect to matters with which Employee was familiar during Employee’s employment with Adient or any Affiliated Entity. The assistance to be provided by Employee may include, for example, meeting with the employees, agents and attorneys of Adient or an Affiliated Entity at reasonable dates and times, providing requested information, reviewing administrative and legal filings, and, if necessary, testimony in any forum, etc. Adient shall not require any assistance from Employee which would unreasonably interfere with any future employment of Employee.

12.Revocation Period. Employee enters into this Agreement voluntarily. Employee may revoke this Agreement, in writing, within seven (7) days after signing it. This Agreement will not become enforceable or effective until the revocation period has expired. To be effective, any notice of revocation must be in writing and received by Renee McLeod, Vice President, Human Resources, Adient US LLC, 49200 Halyard Drive, Plymouth, Michigan 48170, within the seven (7) day revocation period (or, if the seventh day of the revocation period is not a business day, on the first business day following such date).

13.Miscellaneous. Employee acknowledges that Employee has read this Agreement, that Employee is fully aware of its contents and its legal effect, that the preceding paragraphs recite the sole consideration for this Agreement, that all agreements and understandings between the parties regarding the subject matter of this Agreement are embodied and expressed herein, in Employee’s equity award agreements, and in the Severance Agreement, and that Employee has been afforded ample opportunity to consider this Agreement and enters into this Agreement freely, knowingly, and without coercion and not in reliance upon any representations or promises made by Adient or any Affiliated Entity, or their agents, other than those contained herein.

14. Severability. The provisions of this Agreement are severable. If Employee challenges any part of this Agreement and it is held to be void or unenforceable or contrary to law, Adient shall have the option to either terminate this Agreement in its entirety, in which case it shall be entitled to the return of the payment and benefits made to Employee hereunder (unless such return is otherwise prohibited by law), or it may require that the balance of this Agreement nonetheless shall remain in full force and effect.

15.Controlling Law; Jurisdiction, Venue. This Agreement shall be construed and enforced according to the internal laws of the State of Michigan, without reference to principles of conflicts of law. Employee irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising under this Agreement or the Severance Agreement may be brought in the United States District Court for the Eastern District of Michigan, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Michigan, (ii) consents to be subject to the non-exclusive personal jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Employee may have to the laying of venue of any such suit, action or proceeding in any such court. Adient is a Michigan limited liability company. The responsibilities of the Employee’s employment with Adient and any Affiliated Entity had a substantial relation to the business of Adient in Michigan.

Exhibit 10.1

16.Modification, Counterparts and Facsimile Signatures. This Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of Adient and Employee. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Electronically scanned and faxed copies of signatures may be relied upon as the true and correct signatures of the undersigned.

The parties have executed this Agreement as of the dates written below.
EMPLOYEE                        ADIENT US LLC

/s/ Byron S. Foster                    /s/ Cathleen A. Ebacher
Bryon S. Foster                    By Cathleen A. Ebacher
Its President

March 5, 2019                         March 5, 2019
Date                            Date